UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRANT UNDER SECTION 12(g) OF THE
   SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        LEGACY TECHNOLOGY HOLDINGS, INC.
		(Exact name of registrant as specified in charter)

COLORADO                 	  000-50294      	84-1426725
(State or other jurisdiction 	(Commission 		(IRS employer
of incorporation) 		file number) 		identification no.)

                    7609 Ralston Road, Arvada, Colorado 80002
                ------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (303) 422-8127
                            -------------------------
                     (Telephone number, including area code)

                                  Common Stock
                                 ---------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)1 [X]                                  Rule 12h-3(b)(1)(I) [_]
   Rule 12g-4(a)2 [_]                                  Rule 12h-3(b)(1)(ii)[_]
   Rule 15d-6 [_]

Approximate  number of holders of record as of the certification or notice date:
110

Pursuant to the requirements of the Securities Exchange Act of 1934 Momentum Biofuels, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

 Date: August 26, 2013                     By: /s/ Redgie Green
 ------------------------                  -------------------------------------
                                                     Redgie Green, President

Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel, or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.